AmTrust Financial Services, Inc. Reports First Quarter 2013 Operating Earnings(1) of $57.2 Million and Net Income of $64.2 Million
Book Value Per Share of $17.45, Up 2.5% Since December 31, 2012
Financial Highlights
First Quarter 2013

•	Gross written premium of $943.9 million, up 56.9%, and net earned premium of $408.0 million, up 29.9% from the first quarter 2012

•	Operating diluted EPS(1)(2) of $0.81 compared to $0.64 in the first quarter 2012

•	Annualized operating return on equity(1) of 19.7% and annualized return on equity of 22.2%

•	Service and fee income of $60.5 million, up 49.3% from the first quarter 2012

•	Operating earnings(1) of $57.2 million compared to $44.0 million from the first quarter 2012

•	Net income of $64.2 million compared to $39.1 million from the first quarter 2012

•	Diluted EPS of $0.91 compared with $0.57 in the first quarter 2012

•	Combined ratio of 89.5% compared to 88.5% in the first quarter 2012

•	Book value per share of $17.45, up from $17.03 at December 31, 2012

•	Shareholders' equity was $1.17 billion as of March 31, 2013

NEW YORK, May 1, 2013 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) ("the Company") today reported first quarter 2013 operating earnings(1) of $57.2 million, or $0.81 per diluted share, an increase of 29.9%, compared to $44.0 million, or $0.64 per diluted share, in the first quarter of 2012. During the three months ended March 31, 2013, net income totaled $64.2 million, an increase of 64.3% from $39.1 million in the first quarter 2012. Earnings per diluted share(2) totaled $0.91 for the first quarter 2013, an increase of 59.6% from $0.57 in the first quarter 2012. First quarter 2013 annualized operating return on equity was 19.7% compared to 19.0% in the first quarter 2012.
First Quarter 2013 Results
Total revenue was $567.8 million, an increase of $153.6 million, or 37.1%, from $414.2 million in the first quarter 2012. Gross written premium of $943.9 million rose $342.2 million, or 56.9%, from $601.7 million in the same period a year ago. Net written premium was $532.1 million, an increase of $172.3 million, or 47.9%, from $359.8 million in the first quarter 2012. Net earned premium of $408.0 million increased $94.0 million, or 29.9%, from $314.0 million in the first quarter 2012.
Commission and other revenues of $159.9 million increased $59.7 million, or 59.6%, from $100.2 million for first quarter 2012 and represented 28.2% of total revenue in first quarter 2013. The combined ratio totaled 89.5% compared with 88.5% in first quarter 2012.
Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $64.0 million, up 38.2% from $46.3 million in the first quarter 2012. During the three months ended March 31, 2013, AmTrust ceded $305.8 million of gross written premium and $227.7 million of earned premium to Maiden compared to $190.9 million of gross written premium and $166.3 million of earned premium ceded in the first quarter 2012.
Total service and fee income of $60.5 million increased $20.0 million, or 49.3%, from $40.5 million in first quarter of 2012 and included $10.5 million from related parties in the first quarter 2013, compared with $6.1 million in the first quarter 2012. Service and fee income in first quarter 2013 benefited from the contribution of First Nonprofit Companies, Inc. and Car Care (Holdings) Limited, which were acquired on December 31, 2012 and February 28, 2013, respectively.
Investment income, excluding net realized gains and losses, totaled $18.1 million, an increase of 24.6% from $14.5 million in the first quarter of 2012. In addition, first quarter 2013 results included net realized investment gains of $17.3 million, or $11.2 million after-tax, on certain fixed income and equity investments compared with a loss of $1.1 million, or $0.7 million after-tax, in the first quarter of 2012.
In the first quarter 2013, net loss on life settlements including non-controlling interest was $1.1 million compared to a gain of $90,000 in the first quarter of 2012. Operating earnings(1) included loss on life settlement contracts of $0.6 million, net of non-controlling interest, or $0.01 per diluted share, compared to a gain of $53,000, net of non-controlling interest in the first quarter of 2012.
Loss and loss adjustment expense totaled $272.3 million in the first quarter 2013, an increase of $72.4 million from $199.9 million in the first quarter 2012 and resulted in a loss ratio of 66.7% compared with 63.7% for the first quarter 2012.
Acquisition costs and other underwriting expense of $156.8 million increased $32.8 million from $124.0 million for the first quarter 2012. Acquisition costs and other underwriting expenses less ceding commissions totaled $92.9 million compared with $77.8 million in the first quarter 2012. The expense ratio was 22.8%, down from 24.8% in the first quarter 2012.
Other expense of $52.2 million increased $16.5 million from $35.6 million in the first quarter 2012.
Total assets of $8.1 billion increased $642.2 million, or 8.7%, from $7.4 billion at December 31, 2012. Total cash, cash equivalents and investments of $3.0 billion increased $263 million, or 9.7%, from $2.7 billion as of December 31, 2012. Shareholders' equity of $1.2 billion increased 2.7% from $1.1 billion at December 31, 2012.
During the first quarter of 2013, the Board of Directors declared a $0.14 per share cash dividend, which represented a 40% increase over its prior quarterly cash dividend. As of March 31, 2013, the Company's long-term debt-to-capitalization ratio was 20.5% compared with 20.9% as of December 31, 2012.
Subsequent event
On April 19, 2013, the Company completed the acquisition of Sequoia Insurance Company and it subsidiaries ("Sequoia") for approximately $60 million. In 2012, Sequoia wrote $140 million of gross written premium, primarily in western states with the majority of the business written in California.
(1) References to operating earnings, operating diluted EPS, and operating return on equity are Non-GAAP financial measures defined by the Company as net income, diluted earnings per share and return on equity excluding after-tax net realized investment gain or loss on securities, non-cash amortization of certain intangible assets, non-cash interest on convertible senior notes net of tax and foreign currency transaction gain or loss. Please see the Non-GAAP Financial Measures table at the end of this release for important information about the use of these Non-GAAP measures and their reconciliation to GAAP.

(2) In September 2012, the Company paid a ten percent stock dividend. As a result, prior year's weighted average common shares outstanding, diluted shares outstanding, earnings per share, diluted earnings per share and operating diluted earnings per share have been adjusted. The dividend resulted in a reduction in basic earnings per share and diluted earnings per share of $0.06 and diluted operating earnings per share of $0.07 for the three months ended March 31, 2012.

Conference Call:
On May 1, 2013 at 9:00 AM ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results as well as discuss the Company's outlook on the property/casualty pricing environment via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   877.755.7421
Toll Dial-in (Outside the U.S):   973.200.3087
Webcast registration: http://ir.amtrustgroup.com/events.cfm

A replay of the conference call will be available at approximately 12:00 p.m. ET Wednesday, May 1, 2013 through May 8, 2013. To listen to the replay, please dial 855.859.2056 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 47794624, or access http://ir.amtrustgroup.com/events.cfm.

About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 855.327.2223.

Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., American Capital Acquisition Corporation, or third party agencies and warranty administrators, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone CFA
beth.malone@amtrustgroup.com
646.458.7924

Hilly Gross
New York, New York
hilly.gross@amtrustgroup.com
646.458.7925

AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Gross written premium	$943,922	$601,687

Net written premium	$532,106	$359,777
Change in unearned premium	(124,112)	(45,753)
Net earned premium	407,994	314,024
Ceding commission (primarily related party)	63,958	46,274
Service and fee income	60,513	40,538
Investment income, net	18,095	14,518
Net realized gains (loss)	17,284	(1,148)
Commission and other revenues	159,850	100,182
Total revenue	567,844	414,206
Loss and loss adjustment expense	272,256	199,929
Acquisition costs and other underwriting expense	156,820	124,025
Other expense	52,152	35,639
Total expenses	481,228	359,593
Income before other, provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	86,616	54,613
Other income (expense):
Interest expense	(7,361)	(7,091)
Net (loss) gain on life settlement contracts	(1,076)	90
Foreign currency gain	1,272	421
Total other income (expenses)	(7,165)	(6,580)
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	79,451	48,033
Provision for income taxes	17,660	11,177
Equity in earnings of unconsolidated subsidiaries (related parties)	1,551	2,364
Net income	63,342	39,220
Non-controlling interest	876	(134)
Net income attributable to AmTrust Financial Services, Inc.	$64,218	$39,086
Operating earnings attributable to AmTrust Financial Services, Inc. (1)	$57,160	$43,999
Earnings per common share:
Basic earnings per share	$0.95	$0.59
Diluted earnings per share	$0.91	$0.57
Operating diluted earnings per share (2)	$0.81	$0.64
Weighted average number of basic shares outstanding	67,041	66,366
Weighted average number of diluted shares outstanding	70,555	68,393
Combined ratio	89.5%	88.5%
Return on equity	22.2%	16.9%
Operating return on equity (3)	19.7%	19.0%
Reconciliation of net realized losses:
Other-than-temporary investment impairments	$—	$—
Impairments recognized in other comprehensive income	—	—
	—	—
Net realized gains on sale of investments	17,284	(1,148)
Net realized gains	$17,284	$(1,148)

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	March 31, 2013	December 31, 2012
Cash, cash equivalents and investments	$2,959,170	$2,696,402
Premiums receivables	1,311,530	1,251,262
Goodwill and intangible assets	544,467	514,967
Total assets	8,059,428	7,417,237
Loss and loss expense reserves	2,580,121	2,426,400
Unearned premium	2,147,986	1,773,593
Trust preferred securities	123,714	123,714
Convertible senior notes	161,941	161,218
AmTrust's stockholders' equity	1,174,731	1,144,121
Book value per share	$17.45	$17.03

AmTrust Financial Services, Inc.
Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Reconciliation of net income attributable to AmTrust Financial Services, Inc. to operating earnings attributable to AmTrust Financial Services, Inc.:
Net income attributable to AmTrust Financial Services, Inc.	$64,218	$39,086
Less: Net realized gains (loss) net of tax	11,235	(746)
Non cash amortization of certain intangible assets	(4,979)	(4,190)
Non cash interest on convertible senior notes net of tax	(470)	(398)
Foreign currency transaction gain	1,272	421
Operating earnings attributable to AmTrust Financial Services, Inc. (1)	$57,160	$43,999
Reconciliation of diluted earnings per share to diluted operating earnings per share:
Diluted earnings per share	$0.91	$0.57
Less: Net realized gain (loss) net of tax	0.16	(0.01)
Non cash amortization of certain intangible assets	(0.07)	(0.06)
Non cash interest on convertible senior notes net of tax	(0.01)	(0.01)
Foreign currency transaction gain (loss)	0.02	0.01
Operating diluted earnings per share (2)	$0.81	$0.64
Reconciliation of return on equity to operating return on equity:
Return on equity	22.2%	16.9%
Less: Net realized gain (loss) net of tax	4.0%	(0.3)%
Non cash amortization of certain intangible assets	(1.8)%	(1.8)%
Non cash interest on convertible senior notes net of tax	(0.2)%	(0.2)%
Foreign currency transaction gain (loss)	0.5%	0.2%
Operating return on equity (3)	19.7%	19.0%

(1)
Operating earnings is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gain (loss), certain amortization expense, non-cash interest on convertible senior notes net of tax and foreign currency transaction gain and should not be considered an alternative to net income. The Company's management believes that operating earnings is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company's earnings power. The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.

(2)
Diluted operating earnings per share is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gain (loss), certain amortization expense, non-cash interest on convertible senior notes net of tax and foreign currency transaction gain divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. The Company's management believes that diluted operating earnings per share is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company's earnings power. The Company's measure of diluted operating earnings per share may not be comparable to similarly titled measures used by other companies.

(3)
Operating return on equity is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gain (loss), certain amortization expense, non-cash interest on convertible senior notes net of tax and foreign currency transaction gain (loss) divided by the average shareholders' equity for the period and should not be considered an alternative to return on equity. The Company's management believes that operating return on equity is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company's earnings power. The Company's measure of operating return on equity may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc.
Segment Information
(in thousands, except percentages)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Gross written premium
Small Commercial Business	$375,849	$232,351
Specialty Risk and Extended Warranty	328,329	234,089
Specialty Program	209,092	104,638
Personal Lines Reinsurance	30,652	30,609
	$943,922	$601,687
Net written premium
Small Commercial Business	$173,740	$118,890
Specialty Risk and Extended Warranty	184,442	141,161
Specialty Program	143,272	69,117
Personal Lines Reinsurance	30,652	30,609
	$532,106	$359,777
Net earned premium
Small Commercial Business	$126,600	$92,328
Specialty Risk and Extended Warranty	141,154	135,573
Specialty Program	111,478	59,661
Personal Lines Reinsurance	28,762	26,462
	$407,994	$314,024
Loss Ratio:
Small Commercial Business	66.6%	64.1%
Specialty Risk and Extended Warranty	65.9%	61.5%
Specialty Program	67.8%	67.4%
Personal Lines Reinsurance	67.5%	64.5%
Total	66.7%	63.7%
Expense Ratio:
Small Commercial Business	25.0%	27.9%
Specialty Risk and Extended Warranty	16.9%	19.1%
Specialty Program	25.6%	30.2%
Personal Lines Reinsurance	30.5%	30.5%
Total	22.8%	24.8%
Combined Ratio:
Small Commercial Business	91.6%	92.1%
Specialty Risk and Extended Warranty	82.8%	80.6%
Specialty Program	93.4%	97.5%
Personal Lines Reinsurance	97.9%	95.0%
Total	89.5%	88.5%